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                                                                     Exhibit 8.1








                                                            212-859-8000
May 14, 2000                                              (FAX: 212-859-4000)

CGI Group Inc.
1130 Sherbrooke Street West
5th Floor
Montreal, Quebec, Canada H3A 2M8

Ladies and Gentlemen:

            We are acting as counsel to CGI Group Inc., a company incorporated under the laws of Quebec ("CGI"), in connection with the proposed merger (the "Merger") of CGI Florida Corporation, a Florida corporation and a direct, wholly-owned subsidiary of CGI ("Merger Sub"), with and into IMRglobal Corp., a Florida corporation ("IMRglobal"), with IMRglobal surviving the Merger. The Merger will be consummated pursuant to an Agreement and Plan of Merger, dated as of February 21, 2001, by and between CGI, IMRglobal and Merger Sub (the "Merger Agreement"). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

            CGI has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form F-4 (File No. 333-58116) (the "Registration Statement") with respect to the Class A Subordinate Shares of CGI to be issued to the IMRglobal shareholders in the Merger in exchange for their shares of common stock of IMRglobal. In addition, CGI and IMRglobal have prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement/Prospectus"), and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts and assumptions stated in the Proxy Statement/Prospectus and upon such other documents as we have deemed appropriate.

            We have assumed that (i) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Merger Agreement and such other documents, (ii) the Merger will be consummated at

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the Effective Time pursuant to the terms and conditions set forth in the Merger
Agreement without the waiver or modification of any such terms and conditions and (iii) the Merger is authorized by and will be effected pursuant to applicable state law. Under the Merger Agreement, it is a condition to the closing of the Merger that CGI and IMRglobal each receive an opinion, given on or about the date of the Merger and dated as of the date of the Merger, of Fried, Frank, Harris, Shriver & Jacobson and Holland & Knight LLP respectively (which condition CGI and IMRglobal acknowledge is not satisfied by this letter and which condition neither intends to waive), to the effect that the Merger will, based upon certain representations and statements by CGI and IMRglobal on or about the date of the Merger and effective as of that time, constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

            Based upon and subject to the foregoing, we hereby confirm that the discussion set forth in the Proxy Statement/Prospectus under the caption "Material United States Tax Consequences" to the extent the statements contained therein relate to matters of United States federal income tax law or legal conclusions with respect thereto, and subject to the qualifications, limitations and assumptions contained therein, fairly presents in all material respects the information disclosed therein. No opinion is expressed on any matters other than those specifically referred to herein.

            The opinion expressed herein is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Proxy Statement/Prospectus under the caption "Material United States Tax Consequences." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                Very truly yours,




                        By:  /s/ Robert Cassanos
                             ----------------------------------------
                             FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



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